Exhibit 10.1

PURCHASE AGREEMENT

Apache Creek Golf Course

This Purchase Agreement (this “Agreement”), dated as of April 1, 2026 (the “Effective Date”), is entered into between Dalston LLP, an Arizona limited liability partnership (the “Seller”), and Transglobal Management Group, Inc., a Florida corporation (“Buyer”).

RECITALS

WHEREAS, the Seller is engaged in the business of owning and operating Apache Creek Golf Club located at 3401 South Ironwood Drive, Apache Junction, Arizona 85120 (the “Business”); and

WHEREAS, Seller wishes to sell and assign to Buyer, and Buyer wishes to purchase and assume from Seller, substantially all the assets of the Business (the “Purchased Assets”), subject to the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth and for other good and valuable consideration, the receipt and sufficient of which are hereby acknowledged, the parties agree as follows:

AGREEMENT

1.	Purchase Price. The total purchase price for the Purchased Assets is $2,500,000 (the “Purchase Price”). The Purchase Price shall be paid as follows:

a.	Buyer delivered a nonrefundable earnest money deposit of Two Hundred Thousand Dollars (U.S. $200,000) (the “Deposit”) on the Effective Date; November 3, 2025.

b.	Buyer will pay Seller $300,000 no later than April 30, 2026; and

c.	The remaining balance of $2,000,000 to be paid no later than June 30, 2026.

2.	Transfer of Possession. The Purchased Assets will transfer to Buyer on the date the Deposit is paid to Seller. In the event that the remaining Purchase Price is not paid in accordance with Section 1 above (a) Seller may retain the Deposit and (b) ownership of the Purchased Assets will revert to Seller.

3.	Legal Compliance; Cooperation. In the event that any portion of the Purchase Price is paid to Seller in Buyer stock, the parties agree to cooperate in good faith to (a) complete any required filings in accordance with the rules and timelines applicable to such required filings and (b) do all other acts required buy applicable law with respect to this transaction.

4.	Representations and Warranties.

a.	Each party represents and warrants that it has full corporate power and authority to enter into this Agreement to carry out its obligations hereunder, and to consummate the transactions contemplated hereby.

b.	This Agreement constitutes a legal, valid, and binding obligation of each party enforceable against such party it in accordance with its terms.

c.	Seller represents and warrants that it (i) has good and valid title to the Purchased Assets free and clear of any liens or other encumbrances and (ii) that no third-party has an ownership in or to any of the Purchased Assets and that no consent or approval is required from any third-party to consummate the transactions contemplated by this Agreement.

1

5.	Indemnification.

a.	Each party will indemnify and defend the other party against, and shall hold such other party harmless from and against, any and all losses, damages, liabilities, deficiencies, Actions, judgments, interest, awards, penalties, fines, costs, or expenses of whatever kind, including reasonable attorneys’ fees (collectively, “Losses”), incurred or sustained by, or imposed upon, such other party based upon, arising out of, or with respect to any inaccuracy in or breach of any of the representations or warranties of the indemnifying party contained in this Agreement.

b.	Buyer will indemnify and defend Seller against, and shall hold Seller harmless from and against any and all Losses based upon or arising out of any third-party claim based upon, resulting from, or arising out of the business, operations, properties, assets, or obligations of Buyer arising after the Closing Date.

c.	Seller will indemnify and defend Buyer against, and shall hold Buyer harmless from and against any and all Losses based upon or arising out of any third-party claim based upon, resulting from, or arising out of the business, operations, properties, assets, or obligations of Seller arising on or prior to the Closing Date.

6.	Entire Agreement; Amendment; Counterparts. This Agreement contains the entire agreement between the parties with respect to the subject matter hereof and any prior agreements, discussions or understandings, written or oral, are superseded by this Agreement and shall be of no force or effect. No addition or modification of any term or provision of this Agreement shall be effective unless in a writing signed by both Parties. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

7.	Governing Law; Partial Invalidity; Waiver. This Agreement shall be governed by and interpreted in accordance with the laws of the State of Arizona without regard to any conflict of laws principles. Should any provision of this Agreement be held invalid, void or unenforceable, the remaining provisions hereof shall remain in full force and effect, unimpaired by such holding. Any rule of construction to the effect that ambiguities are to be resolved in favor of either party shall not be employed in the interpretation of this Agreement and is hereby waived. No waiver by any party of any provision of this Agreement shall be deemed to be a waiver of any other provision hereof, and no waiver shall be effective or deemed effective unless such waiver is in writing and signed by the party against whom the waiver would operate.

8.	No Third-Party Beneficiary. The provisions of this Agreement are and will be for the benefit of Seller and Purchaser and Buyer’s permitted assigns only and are not for the benefit of any third party, and accordingly, no third party shall have the right to enforce the provisions of this Agreement.

[Signature page follows]

2

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above by their duly authorized representatives.

THE SELLER:

DALSTON LIMITED LIABILITY PARTNERSHIP

By: /s/ Stephen Dallas

Name: Stephen Dallas

Title: Owner

April 3, 2026

THE BUYER:

TRANSGLOBAL MANAGEMENT GROUP, INC.

By: /s/ Jeff Foster

Name: Jeff Foster

Title: Chairman and President

April 3, 2026

3